EXHIBIT 21

                               SUBSIDIARIES OF DTG

     The following are significant subsidiaries of DTG at December 31, 2003.


     Name                             Jurisdiction      Also "doing business as"
     ----                             ------------      ------------------------

DTG Operations, Inc.                  Oklahoma          Dollar Rent A Car

Thrifty Rent-A-Car System, Inc.       Oklahoma          Thrifty Car Rental

Dollar Rent A Car, Inc.               Oklahoma                  N/A

Thrifty, Inc.                         Oklahoma                  N/A

Rental Car Finance Corp.              Oklahoma                  N/A